Holly Energy Partners Declares Quarterly Distribution; 36th Consecutive Quarterly Distribution Increase

Increases quarterly distribution to $0.4925 per unit from $0.485 per unit

DALLAS, TX, October 25, 2013 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.4925 per unit for the third quarter of 2013. For the prior quarter, $0.485 per unit was distributed to unitholders. This distribution, which represents a 6.5% increase over the split adjusted $0.4625 per unit distribution declared for the third quarter of 2012, marks the thirty‐sixth consecutive quarterly increase. Holly Energy has increased its distribution to unitholders every quarter since becoming a publicly-traded partnership in July 2004. The distribution will be paid on November 14, 2013 to unitholders of record on November 4, 2013.

Holly Energy will announce its third quarter of 2013 earnings on Wednesday, October 30, 2013, before the opening of trading on the NYSE. The partnership will hold a webcast conference on October 30, 2013 at 4:00 pm Eastern time to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1022774.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446‐4(b). Please note that one hundred percent (100.0%) of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:

Julia Heidenreich, Vice President, Investor Relations
Blake Barfield, Investor Relations
Holly Energy Partners, L.P.
214/954-6511